Exhibit 99.1

NEWS RELEASE	Contact:
Sara Krueger
For immediate release	Corporate Communications
September 27, 2010	(703) 744-1829

SUNRISE SENIOR LIVING ANNOUNCES EXECUTIVE PROMOTIONS

Greg Neeb Named Chief Investment and Administrative Officer

David Haddock Named General Counsel and Secretary

MCLEAN, Va.– Sunrise Senior Living (NYSE:SRZ) today announced the promotion of Greg Neeb, Sunrise’s chief investment officer, to the position of chief investment and administrative officer, and the appointment of David Haddock to the position of general counsel and secretary. Both appointments will be effective October 1, 2010.

“I am very pleased to recognize Greg and David’s valuable contributions to Sunrise and we are very pleased that they are taking on these significant new leadership roles,” said Mark Ordan, Sunrise’s chief executive officer. “They are important members of our strong leadership team, and their increased responsibilities will help us maximize value for our shareholders while we focus on strengthening our organization and fulfilling our mission to champion quality of life for all seniors.”

“I would also like to thank Lewis Ferguson of Gibson Dunn & Crutcher for his valuable service as acting general counsel. We look forward to continue partnering with him.”

Mr. Neeb has served as Sunrise’s chief investment officer since December 2008. He joined the Company as senior vice president of capital markets and investments in April 2008. Previously, Mr. Neeb served as chief investment officer of The Mills Corporation until the Company was acquired by Simon Property Group and Farallon Capital in 2007. Prior to The Mills, he worked as a manager for real estate consulting firm Kenneth Leventhal & Company. Mr. Neeb is a graduate of the University of Michigan.

Mr. Haddock joined Sunrise as associate general counsel in July 2005 and was later named deputy general counsel. Mr. Haddock came to Sunrise from the law firm Baker Botts L.L.P., having previously served as in-house counsel to publicly traded companies and practicing at the law firm Hogan Lovells. Mr. Haddock is a graduate of Princeton University and the University of Virginia School of Law.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 35,000 people. As of June 30, 2010, Sunrise operated 356 communities in the United States, Canada, Germany and the United Kingdom, with a combined unit capacity of approximately 35,400 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.